        Code of Ethics

The following is the Code of Ethics for The Capital Group Companies Inc., which includes Capital Research and Management Company (CRMC), the investment adviser to the American Funds, and those involved in the distribution of the funds, client support and services; and Capital Group International Inc. (CGII), which includes Capital Guardian Trust Company and Capital International Inc.  The Code of Ethics applies to all Capital Group associates.

The Capital Group Companies
Code of Ethics

Introduction

Associates of The Capital Group Companies are responsible for maintaining the highest ethical standards when conducting business. In keeping with these standards, all associates must keep in mind the importance of putting the interests of clients and fund shareholders first. Moreover, associates should adhere to the spirit as well as the letter of the law, and be vigilant in guarding against anything that could color their judgment.

Over the years, the Capital Group has earned a reputation for the utmost integrity. Regardless of lesser standards that may be followed through business or community custom, associates must observe exemplary standards of openness, integrity, honesty and trust.

Accordingly, the Capital Group has adopted certain standards for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct; 2) full, fair, accurate and timely disclosure in reports and documents; 3) compliance with applicable laws (including federal securities laws), rules and regulations; 4) prompt internal reporting of violations of the Capital Group’s Code of Ethics; and 5) accountability for adherence to the Code of Ethics.

General Guidelines

Specific policies are discussed in further detail later; however, the following are general guidelines of which all Capital Group associates should be aware.

Protecting Non-Public/Confidential Information/Insider Trading

It is a crime in the U.S. and many other countries to transact in a company’s securities while in possession of material non-public information about the company. Questions regarding received material information (typically from a company “insider”) should be directed to a member of the Legal staff.

Associates are responsible for safeguarding non-public information relating to securities recommendations and fund and client holdings (e.g., analyst research reports, investment meeting discussions/notes, and current fund/client transaction information). As such, associates should not trade based on the Capital Group’s confidential and proprietary investment information. Trading in fund shares while in possession of material, non-public information that may have an immediate impact on the value of the fund’s shares may constitute insider trading.

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Protecting Non-Public/Confidential Information…    continued from page 1

Other types of information (e.g., marketing plans, employment issues, shareholder identities, etc.) may also be confidential and should not be shared with individuals outside the company (except those retained to provide services for the Capital Group).

Extravagant or Excessive Gifts and Entertainment

Associates should not accept extravagant or excessive gifts or entertainment from persons or companies that conduct business with the Capital Group. Please see pages 3-4 for a summary of the Gifts and Entertainment Policy.

No Special Treatment from Brokers

Associates may not accept negotiated commission rates or any other terms they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts. Favors or preferential treatment from stockbrokers may not be accepted. This rule applies to the associate’s spouse and any immediate family member residing in the same household.

No Excessive Trading of Capital Group-Affiliated Funds

Associates should not engage in excessive trading of the American Funds or other Capital Group-managed investment vehicles worldwide in order to take advantage of short-term market movements.  Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. This rule applies to the associate’s spouse and any immediate family member residing in the same household.

Ban on Initial Public Offerings (IPOs)

Associates and immediate family members residing in the same household may not participate in IPOs. Exceptions are rarely granted; however, they will be considered on a case-by-case basis (e.g., where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

Outside Business Interests/Affiliations

Board of Directors/Advisory Board Member
Associates are discouraged from serving on the board of directors or advisory board of any public or private company (this rule does not apply to boards of the Capital Group companies or funds, or where board service is a direct result of the associate’s responsibilities at the Capital Group, such as with respect to portfolio companies of private equity funds managed by the Capital Group). With the exception of non-profit and charitable organizations and the above-mentioned boards, approval must be received prior to serving on a board.

Material Business Ownership Interest and Affiliations
Material business ownership interests may give rise to potential conflicts of interest. Associates should disclose senior officer positions or ownership of at least 5% or more of public or private companies that are or potentially may do business with the Capital Group or American Funds. This reporting requirement also applies to the associate’s spouse and any immediate family member(s) residing in the same household.

Other Guidelines

Associates should not knowingly misrepresent, or cause others to misrepresent, facts about the Capital Group to fund or client shareholders, regulators or any other member of the public. Disclosure in reports and documents should be fair and accurate.

Reporting Requirements

Annual Certification of the Code of Ethics

All associates are required to certify at least annually that they have read and understand the Capital Group’s Code of Ethics. Questions or issues relating to the Code should be directed to the associate’s manager or the staff of the Personal Investing Committee (PICO).

Reporting Violations

Associates are responsible for reporting violations of the Capital Group’s Code of Ethics, including: (1) fraud or illegal acts involving any aspect of the Capital Group’s business; (2) noncompliance with applicable laws, rules and regulations; (3) intentional or material misstatements in regulatory filings, internal books and records, or client records and reports; or (4) activity that is harmful to fund or client shareholders. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate actions will be taken.

Associates may report confidentially to a manager/department head, or by accessing the Open Line. Calls and emails will be directed to the Open Line Committee.

You may also contact:

➢	The CGC Audit Committee

➢	The CIL Audit Committee

➢	Legal counsel employed at the Capital Group

Failure to adhere to the Code of Ethics may result in disciplinary action, including termination.

Conflicts of Interest

Gifts and Entertainment Policy

A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept (or give) gifts worth more than US$100, or accept (or extend) excessive business entertainment, loans, or anything else involving personal gain from (or to) those who conduct business with the company. Business entertainment exceeding US$500 in value should not be accepted (or given) unless the associate receives permission from his/her manager and the Gifts and Entertainment Committee (GECO).

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Gifts and Entertainment Policy     continued from page 3

Gifts or entertainment extended by a Capital Group associate and approved by the associate’s manager for reimbursement by the Capital Group do not need to be reported (or precleared). The expenses, however, are subject to the approval of the associate’s manager. When giving a gift or extending entertainment on behalf of the Capital Group, it is important to keep in mind that extravagant or excessive gifts or entertainment may create the appearance of conflict. Associates should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials – especially those responsible for investing public funds.

Reporting

The limitations on accepting (or giving) gifts apply to all associates as described above, and associates will be asked to complete quarterly disclosures. Associates must report any gift exceeding US$50 and business entertainment in which an event exceeds US$75 (although it is recommended that associates report all gifts and entertainment).

Charitable Contributions

In soliciting donations from various people in the business community, associates must never allow the Capital Group’s present or anticipated business to be a factor.

Gifts and Entertainment Committee (GECO)

The Gifts and Entertainment Committee (GECO) oversees administration of and compliance with the Policy.

Political Contributions Policy
This policy applies to all associates. Under certain rules, limitations on political contributions may also apply to an associate’s spouse.

Making Political Contributions

Associates should avoid making political contributions or engaging in activities that directly support officials, candidates, or organizations that may be in a position to influence decisions to award business to investment management firms.

Associates may not use Capital Group offices or equipment (including email or telephones) to engage in political fundraising or solicitation. To the extent an associate volunteers time on behalf of a candidate or political organization, those activities should be limited to non-work hours, vacation time, or unpaid leave.

Guidelines for Political Contributions and Activities within the U.S.

In addition to the limitations described above, specific rules exist for political contributions and activities within the U.S. Under Capital Group’s policy related to U.S. political contributions, certain associates are deemed to be “restricted” by virtue of working for one of our investment management companies (or other groups) that could be providing services to U.S. public plans either directly or through an investment in one of our funds. Restricted Associates are subject to specific requirements as described below with respect to contributions made to government officials or candidates, Political Action Committees, or political parties. All other Capital Group associates are encouraged to seek

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Guidelines for Political Contributions and Activities…     continued from page 4

guidance with respect to contributions to any official or candidate who may be in a position to influence decisions to award business to an investment management firm.

Restricted Associates are subject to the following requirements with respect to contributions made to government officials or candidates, Political Action Committees, or political parties within the U.S.:

➢
Any contribution, gift or loan to a government official or candidate in the U.S. requires a certification from a governmental legal authority stating that the position does not have the ability to directly or indirectly influence the awarding of business to an investment manager and preclearance and approval from the Political Contributions Committee.

➢
Any contribution to a Political Action Committee (PAC) or similar political organization requires a certification from the PAC or organization stating that it does not direct money to any state or local government official.

➢	Contributions to state or local political parties are not permitted.

➢
Contributions to federal political parties cannot be directed to any state or local official or candidate and should be used only for general purposes or to support candidates for federal office who are not currently state or local officials.

➢
Restricted associates may not coordinate or solicit contributions on behalf of a state or local government official or candidate or PAC without the appropriate certification and preclearance as described above.

➢	All Restricted Associates will be required to report any political contributions made or certify that they have made no contributions each calendar quarter.

Refer to the full Policy for several sample certifications and letters that may be used with political candidates, PACs and political parties explaining Capital Group’s policies and requirements.

Special Political Contribution Requirements – CollegeAmerica

Certain associates involved with "CollegeAmerica," the American Funds 529 College Savings Plan sponsored by the Commonwealth of Virginia, will receive a special reporting form. These associates are subject to additional restrictions and reporting requirements. For example, these associates generally may not contribute to Virginia political candidates or parties. These associates must also preclear any contributions to political candidates and parties in all states and municipalities and any Political Action Committee (PAC) other than to the Investment Company Institute’s PAC (IMPAC).

Political Contributions Committee

The Political Contributions Committee oversees the administration of the Policy, including considering and granting possible exceptions. Questions regarding the Political Contributions Policy may be directed to the staff of the Political Contributions Committee.

Insider Trading Policy

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the

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Insider Trading Policy     continued from page 5

securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all Capital Group associates and extend to activities both within and outside each associate's duties. Associates who believe they have material non-public information should contact any Capital Group lawyer.

Personal Investing Policy
This policy applies only to “covered associates.”

Introduction

Certain associates may have access to confidential information that places them in a position of special trust. They are affiliated with a group of companies responsible for the management of over a trillion dollars belonging to mutual fund shareholders and other clients. Laws, ethics and the Capital Group’s policies place a responsibility on all associates to ensure that the highest standards of honesty and integrity are maintained at all times.

There are several rules that must be followed to avoid possible conflicts of interest in regards to personal investments. Keep in mind, however, that placing the interests of fund and client shareholders first is the core principle of the Capital Group’s policies and applies even if the matter is not covered by a specific provision. The following is only a summary of the Capital Group’s Personal Investing Policy.

Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee (PICO) may place limitations on the number of preclearances and/or transactions.

Covered Associates

 “Covered associates” are associates with access to non-public information relating to current or imminent fund/client transactions, investment recommendations or fund portfolio holdings. Covered associates include the associate’s spouse and other immediate family members (e.g., children, siblings and parents) residing in the same household. Any reference to the requirements of covered associates in this document applies to these family members.

Additional rules apply to investment professionals:

“Investment professionals” include portfolio counselors/managers, investment counselors, investment analysts and research associates, portfolio specialists, investment specialists, traders, including trading assistants, and investment control, portfolio control and fixed income control associates, including assistants.

Prohibited Transactions

The following transactions are prohibited:

➢	Initial Public Offering (IPO) investments
Exceptions are rarely granted; however, they will be considered on a case-by-case basis (e.g., where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

➢	Short selling of securities subject to preclearance

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Prohibited Transactions     continued from page 6

➢	Investments by investment professionals in short ETFs except those based on certain broad-based indices

➢	Spread betting/contracts for difference (CFD) on securities (allowed only on currencies, commodities, and broad-based indices)

➢	Writing puts and calls on securities subject to preclearance

Reporting Requirements

Covered associates are required to report their securities accounts, holdings and transactions. An electronic reporting platform will be made available for quarterly and annual disclosures.

Preclearance of Securities Transactions
Certain transactions may be exempt from preclearance.

Before buying or selling securities, covered associates must check with the staff of PICO.

Preclearance requests will be handled during the hours the New York Stock Exchange (NYSE) is open, generally 6:30am to 1:00pm Pacific Standard Time.

Transactions will generally not be permitted in securities on days the funds or clients are transacting in the issuer in question. In the case of investment professionals, permission to transact will be denied if the transaction would violate the seven-day blackout or short-term profits policies (see “Additional Policies Specific to Investment Professionals” below). Preclearance requests by investment professionals are subject to special review.

Additional Policies Specific to Investment Professionals

Disclosure of Personal and Professional Holdings (Cross-Holdings)

Portfolio counselors/managers, investment analysts, portfolio specialists and certain investment specialists will be asked to disclose securities they own both personally and professionally on a quarterly basis. Analysts will also be required to disclose securities they hold personally that are within their research coverage or could be eligible for recommendation by the analyst professionally in the future in light of current research coverage areas. This disclosure will be reviewed by the staff of PICO and may also be reviewed by various Capital Group committees.

If disclosure has not already been made to PICO, any associate who is in a position to recommend a security that the associate owns personally for purchase or sale in a fund or client account should first disclose such personal ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation.1

In addition, portfolio counselors/managers, investment analysts, portfolio specialists and certain investment specialists are encouraged to notify investment/portfolio/fixed-income control of personal ownership of securities when placing an order (especially with respect to a first-time purchase).

Blackout Periods

Investment professionals may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account transacts in that issuer. The blackout period applies to trades in the same management company with which the associate is affiliated. In addition, in instances where the fund or client accounts are active in fixed income assets, the blackout period will apply across all management companies, regardless of the management company with which the associate is affiliated.

If a fund or client account transaction takes place in the seven calendar days following a precleared transaction by an investment professional, the personal transaction may be reviewed by PICO to determine the appropriate action, if any.

Ban on Short-term Trading2

Investment professionals are generally prohibited from the purchase and sale or sale and purchase of a security within 60 calendar days. However, if a situation arises whereby the associate is attempting to take a tax loss, an exception may be made. This restriction applies to the purchase of an option and the sale of an option, or the purchase of an option and the exercise of the option and sale of shares within 60 days. Although the associate may be granted preclearance at the time the option is purchased, there is a risk of being denied permission to sell the option or exercise and sell the underlying security. Accordingly, transactions in options on individual securities are strongly discouraged.

Exchange-Traded Funds (ETFs) and Index Funds

Investment professionals should preclear ETFs and index funds (including UCITS, SICAVs, OEICs, FCPs, Unit Trusts, Publikumsfonds, etc.) except those based on certain broad-based indices.

Note: Investment professionals are prohibited from investing in short ETFs except those based on certain broad-based indices.

Penalties for Violating the Policy

Covered associates may be subject to penalties for violating the Policy including failing to preclear, report, submit statements and/or failing to submit timely initial, quarterly and annual certification forms.

Personal Investing Committee

The Personal Investing Committee (PICO) oversees the administration of the Policy. Among other duties, the Committee considers certain types of preclearance requests as well as requests for exceptions to the Policy.
*         *         *         *

1 This disclosure requirement is consistent with both the CFA Institute standards as well as the ICI Advisory Group Guidelines.

2 Applies to securities subject to preclearance.

Code of Ethics March 2011

 WMC Code of Ethics

All of us are responsible for maintaining the very highest ethical standards when conducting business.  In keeping with these standards, we must never allow our own interests to be placed ahead of our shareholders' interests.  We must observe exemplary standards of honesty and integrity.

As an Officer and/or Director and/or employee of Washington Management Corporation (WMC) (the Company) or as an employee of Johnston, Lemon & Co. Incorporated (J/L) who may directly, or indirectly, assist such individuals of such Company (collectively “WMC associates”), you may from time to time have access to confidential information regarding The American Funds Tax-Exempt Series I (AFTES-I), JP Morgan Value Opportunities Fund, Inc. (JPMVOF) and Washington Mutual Investors Fund (WMIF) (collectively, the “Funds”).  This information places you in a position of special trust.

If you have trouble interpreting laws or regulations pertaining to this Code, ask the WMC Compliance Officer, Michael Stockton, for advice (202) 842-5302.

 General Guidelines

Although specific policies under this Code are discussed in more detail below, these are general guidelines that all WMC associates should be aware of:

*
It is a crime in the U.S. and many other countries to transact in a company’s securities while in possession of material non-public information about the company.  If there is any question as to whether you’ve received material, non-public information, you should contact the WMC Compliance Officer.

*	You should not knowingly misrepresent facts about the mutual funds we serve to	fund shareholders, regulators or any other member of the public.

*	You should not accept (or give) extravagant gifts or entertainment from persons or companies that do business with WMC or the Funds or who are trying to solicit	business from WMC or the Funds.

*	Safeguarding non-public information – All WMC associates are responsible for safeguarding non-public information about the Funds’ holdings as well as the Funds’ shareholders.

*           Other types of information (for example information about marketing plans or                                                                                                                                information related to other associates) may also be confidential and should not beshared outside the company.

Conflicts of Interest

A conflict of interest occurs when your private interests interfere or could potentially interfere with your responsibilities at work.  You must not place yourself or your employer in a position of actual or potential conflict.

This Code has been adopted by WMC pursuant to requirements of the Investment Company Act of 1940 and rules thereunder which prohibit the use of (1) any device, scheme or artifice to defraud the Funds; (2) any act or practice or course of business which operates or would operate as a fraud or deceit upon the Funds; (3) any manipulative practice with respect to the Funds or (4) making untrue statements of a material fact or omitting to state to the Funds a material fact necessary to make any statements made, in light of the circumstances under which they were made, not misleading.  These prohibitions apply to persons subject to this Code.

Insider Trading

Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material nonpublic information from trading on or communicating the information to others.  Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.  These laws can apply to those of us who work for WMC, and it is unlawful under this Code to engage in trading or other conduct which violates the Federal law of “insider trading.”  If you have any questions about whether you have in your possession material, non-public information about the Funds or any other company and whether trading on that information or communicating it to others would be unlawful, please consult with the WMC Compliance Officer.

Person who are employees of Johnston, Lemon & Co. Incorporated may be subject to various policies and procedures of that Company and this Code’s provisions are in addition to and do not affect the applicability of, any similar policies of Johnston, Lemon & Co. Incorporated.

Personal Securities Transactions

The Funds are responsible for the management of substantial assets belonging to millions of shareholders.  Both ethics and the law place a heavy burden on you to ensure that the highest standards of integrity be maintained at all times.  To avoid any possible conflict of interest in carrying out your responsibilities to such shareholders, you are bound by this Code of Ethics.

There are several rules that must be followed to avoid possible conflicts of interest in personal securities transactions.

You must not divulge information to personnel of Johnston, Lemon & Co. Incorporated or to outsiders concerning either proposed or partially completed programs of the Funds to buy or sell particular securities.  Lists of securities in the Funds' portfolios are considered confidential until released to the public in accordance with established procedures.

You may not purchase or sell directly or indirectly any security which to your actual knowledge at that time is being purchased or sold, or is being considered for purchase or sale, by one of the Funds of which Washington Management Corporation is the Administrator.

You may not purchase or sell any shares of the Funds in violation of the applicable Fund’s policies with respect to excessive trading.  Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders.  Note that this policy applies to your spouse and any other immediate family members residing in your household. Each Fund’s policy related to frequent trading of Fund shares may be found in its prospectus.  If you have any questions about these restrictions, please contact the WMC Compliance Officer.

WMC associates and immediate family members residing in the same household may not participate in initial public offerings “IPOs”.  Exceptions may be granted in certain circumstances.

You may not engage in short selling of securities subject to preclearance.

You may not engage in spread betting on securities.

You may not write puts and calls on securities subject to preclearance.

You may not subscribe to (i) any, initial public offering or (ii) any other securities offerings that are subject to allocation (so-called "hot issues").  Also, persons subject to this Code of Ethics shall not offer, grant or allot any securities, including initial public offerings, to any director, trustee or advisory board member or an affiliated person thereof, of a Fund served by Washington Management Corporation as business manager except on the same terms as such securities are made available to other comparable clients in the ordinary course of business.

You may not participate in private securities offerings without advance written approval of the WMC compliance officer.

In addition, associates designated as Access Persons by the WMC Compliance Officer are subject to additional restrictions related to personal securities transactions as outlined later in this policy.

Gifts and Entertainment

A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work.  Associates must not place themselves or the company in a position of actual or potential conflict.  Associates may not accept (or give) gifts worth more than $100 within a twelve calendar month calendar year period from the same person or company, or accept (or give) excessive business entertainment, loans, or anything else involving personal gain from (or to) those who conduct business with the company.  In addition, a business entertainment event exceeding $500 in value should not be accepted (or given) unless the associate receives permission from the WMC Compliance Officer.

It may be difficult to determine the fair value of certain gifts or business entertainment.  In such cases, the item should be reported with a full description of the item or event noting the value could not be readily obtained.  Using your business judgment, seek permission from the WMC Compliance Officer for any such gift or entertainment that one may view as possibly exceeding the established limits.

Each calendar quarter, you must report by memorandum any gift exceeding $50 and business entertainment in which an event exceeds $100 to the WMC Compliance Officer (although it is recommended that you report all gifts and entertainment).  This includes items for which pre-clearance have been obtained.

Charitable Contributions

In soliciting donations from various people in the business community, associates must never allow the present or anticipated business relationships of WMC or the Funds to be a factor in soliciting such contributions.

Political Contributions

Contributions (financial or non-financial) made to certain political campaigns may raise potential conflicts of interest because of the ability of certain office holders to direct business to WMC or the Funds.  For example, contributions to any person currently holding a city, county or state treasurer position in Maryland, Virginia or the District of Columbia or any candidate running for these offices may raise concerns.  As a result, associates should not make contributions to any persons holding or running for these positions.

As a general matter, contributions to candidates for U.S. President, Senate, House of Representatives and contributions to national political parties are permissible (unless the candidate currently holds an office that may raise potential conflict of interest issues as described above).

Should a circumstance arise in which you are asked to participate in the solicitation of the sale of fund shares of any Fund served by WMC to a federal, state or local government entity, please review the circumstances with the WMC Compliance Officer prior to participation in the solicitation.  The Funds’ investment advisers are subject to certain “pay-to-play” restrictions related to government entities which in certain circumstances would merit careful review of any WMC associate involvement.
Service as a director

All WMC personnel must obtain prior authorization of the WMC Board of Directors before serving on the board of directors of publicly traded companies.

Brokerage Accounts

You shall not maintain any brokerage accounts with any other broker/dealer except Johnston, Lemon & Co. Incorporated, without written approval of the WMC compliance officer.  You and your immediate family members (for example, a spouse, children and parents) residing in your household and any account over which you (or immediate family members residing in your household) exercise investment discretion or control shall direct your broker to provide duplicate confirmations to the WMC compliance officer on a timely basis.

Special Requirements for Associates designated as Access Persons

Those who have access to current investment information in connection with their regular duties are generally considered "access persons."  If you receive an initial holdings or annual holdings report form, you are an access person.  When you first become an access person, you must, within 10 days complete an initial holdings report.  (See “Reporting” below.)

Access persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the Funds.  This policy also includes securities transactions of their immediate family members (for example, a spouse, children and parents) residing in the access person's household and any account (for example, a family trust) over which the access person (or immediate family member residing in the access person’s household) exercises investment discretion or control.

Pre-clearance of Securities Transactions

You must pre-clear, according to established procedures, all personal transactions involving any stocks, options or convertible bonds but excluding securities not required under this Code to be reported (see "Reporting" below.). You must also pre-clear all purchases in an underwriting of any municipal bonds of entities in Maryland, Virginia, the District of Columbia, Puerto Rico, Guam or the Virgin Islands and the sale of any bonds issued in those jurisdictions unless they are rated A or above by a national rating service.

The purchase or sale of mutual fund shares, including index and exchange traded funds or “ETF”s, does not require pre-clearance.

Permission to engage in private securities offerings, where granted, is not subject to a time limit but re-approval should be sought should circumstances change (e.g. modification of the terms of the offering).
Capital Research and Management Company typically approves transactions of stocks on the WMIF eligible list only if Washington Mutual Investors Fund has no open order on that date with clearance typically for that day only. Because JPMVOF has a wide universe of stocks in which they may trade for the Fund, the compliance officer will retain a list of Fund transactions and clearance will be granted only in those instances when the Fund has not had a transaction in the security during the preceding three business days.  Clearance for JPMVOF will be granted for one day only.

Exception for De Minimus Transactions

You may execute one transaction (either a buy or sell) of 100 shares or less per issuer per calendar month without pre-clearance.  Larger or more frequent transactions must be pre-cleared.  If you pre-clear a transaction and are denied permission, you may not execute a de minimus transaction in that issuer without pre-clearance for a period of seven calendar days.  Additionally, pre-clearance is not required for transactions of $100 or less, not including commissions.

Annual Recertification

All access persons will be required to certify annually that they have read and understood the Code of Ethics and recognize that they are subject thereto.  They will also be required to certify annually that they have complied with this Code and have disclosed or reported all personal securities transactions and holdings required to be disclosed or reported.  Forms will be supplied for this purpose.

Reporting

Initial

When an access person first becomes subject to this Code of Ethics, he or she must submit, within 10 days, an initial report of all securities holdings (excluding Johnston, Lemon stock, mutual funds, index/exchange traded funds, money market investments, commodities, and direct obligations of the U.S. government), including holdings of immediate family members residing in their household and any account over which he or she or such immediate family member exercise investment discretion or control.  Such information must be as of a date no longer than 45 days prior to the date the person became an access person.
Periodic

Thereafter, access persons are required to furnish duplicate confirmations of all their securities transactions (excluding Johnston, Lemon stock, mutual funds including ETFs, money market instruments, commodities, direct obligations of the U.S., purchases through dividend reinvestment plans, transactions through systematic investment plans and corporate activities that are non-volitional on the part of the investor, such as mergers, stock splits and tender offers.), including those of immediate family members residing in their household and any account over which they or such immediate family member exercise investment discretion or control.  It is required that any new brokerage account subject to the Code have duplicate confirmation statements sent to the WMC compliance officer.  For any reportable transaction for which a confirmation is not produced (including receipt of a security by gift or inheritance) such transaction should be reported promptly to the WMC compliance officer via the “Gift/Inheritance/Other Transaction Reporting Form.”

Annually

Annually, all access persons are required to report their holdings as of December 31.  This report, which must be submitted by January 30th each year, also must include holdings of immediate family members and is subject to the same exclusions as the initial holdings report, discussed above.

Forms for all of these reports will be provided at each reporting period.

Special

Any purchase followed by a redemption or redemption followed by a purchase (a “round trip”) in shares of any of the Investment Companies within a 60 day period must be reported within 5 days of completing the round trip.  The report must be made by personal memorandum to the WMC Compliance Officer and Fund President.  Systematic purchases or redemptions, dividend reinvestments, and payroll deduction 401(k) investments, and any non-volitional transactions are excepted from this reporting obligation.

Violations

Any material violation of this Code for which the compliance officer recommends the imposition of a sanction shall be referred to the Board of Directors of Washington Management Corporation as appropriate, for resolution.

Board of Directors/Trustees of the Funds

Approval of the Code of Ethics and Amendments to it – The Boards of Directors/Trustees of the Funds will be asked to approve the Code initially and any material amendments to it.  A material amendment to the Code must be approved no later than six months after its adoption by WMC.  The Directors/Trustees of the Funds must receive a certification from WMC that procedures reasonably necessary to prevent access persons from violating the Code have been adopted.  WMC will furnish to the Directors/Trustees a written report annually that discusses any issues arising under the Code since the last report to the Directors/Trustees.  This report will also include information about material violations of the Code or of our procedures and any sanctions imposed as a result of these violations.

Amended December 6, 2010
Effective  January 1, 2011